Exhibit 99.1

FOR IMMEDIATE RELEASE	NR06-33

DYNEGY COMPLETES REDEMPTION OF $400 MILLION

SERIES C CONVERTIBLE PREFERRED STOCK

Benefits include elimination of $22 million in annual preferred dividends and significant reduction in diluted shares outstanding

HOUSTON (May 26, 2006) – Dynegy Inc. (NYSE: DYN) today announced that it has redeemed all of the outstanding shares of its Series C Convertible Preferred Stock (Series C preferred), which were held by Chevron U.S.A. Inc. (CUSA), a wholly owned subsidiary of Chevron Corporation (NYSE: CVX). After giving effect to the redemption, CUSA continues to hold 97 million shares of Dynegy’s Class B common stock, which represents an approximate 20 percent ownership interest in Dynegy based on the outstanding shares of Dynegy’s common stock as of May 19, 2006.

In order to redeem the Series C preferred, Dynegy paid CUSA $400 million in cash, plus accrued and unpaid dividends totaling $6.3 million. The company used approximately $176 million in net proceeds from an equity offering of 40.25 million shares of its Class A common stock that closed today (including net proceeds of $23 million from the underwriters’ exercise of their option to purchase an additional 5.25 million shares), with the balance funded from cash on hand.

“The redemption of the Series C preferred is accretive to all shareholders in cash flow and earnings per share through the elimination of the associated $22 million annual preferred dividend and the significant reduction in the number of diluted shares outstanding,” said Bruce A. Williamson, Chairman and Chief Executive Officer of Dynegy Inc. “In addition, by redeeming the Series C preferred at par, we have effectively addressed the last remaining security in our capital structure that had a coupon and also participated in the upside of our equity. As a result, under this simplified capital structure, all of the economic benefits beyond debt service from our continued strong power generation performance, higher commodity prices and future growth opportunities will now flow directly to our common stockholders.”

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DYNEGY COMPLETES REDEMPTION OF $400 MILLION SERIES C CONVERTIBLE PREFERRED STOCK	NR06-33

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Also today, Dynegy Holdings Inc. (DHI) closed a $150 million term loan facility that provides an interim source of liquidity. The term loan facility is structured as a new tranche under DHI’s existing fourth amended and restated credit agreement. The term loan facility matures on the earlier of five business days after the consummation of the previously announced sale of Dynegy’s Rockingham Power Generation Facility and Jan. 31, 2012. DHI intends to repay the new term loan facility with proceeds from the Rockingham sale, which is expected to close before the end of 2006, subject to receipt of required regulatory approvals and other closing conditions. The lead arrangers for the facility were J.P. Morgan Securities Inc. and Lehman Brothers Inc.

Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The company’s power generation portfolio consists of more than 12,800 megawatts of baseload, intermediate and peaking power plants fueled by a mix of coal, fuel oil and natural gas. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended Dec. 31, 2005, as amended, and its Quarterly Report on Form 10-Q for the period ended March 31, 2006, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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